Exhibit 10.2

***Text Omitted and Filed Separately

CONFIDENTIAL TREATMENT REQUESTED

Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

API Manufacturing and Supply Agreement

between

Biocon Limited

and

Optimer Pharmaceuticals, Inc.

May 18, 2010

API Manufacturing and Supply Agreement

This API Manufacturing and Supply Agreement (Agreement) is executed on May 18, 2010 by

Biocon Limited, a company incorporated under the laws of India, having its registered office at 20th K.M., Hosur Road, Electronics City P.O., Bangalore 560 100, India (Biocon);

and

Optimer Pharmaceuticals, Inc., a company duly organized and existing under the laws of Delaware, having its principal offices at 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, U.S.A (Optimer).

The parties hereby agree as follows.

1.                                      DEFINITIONS

In this Agreement, unless the text expressly or the context necessarily requires otherwise, each of the terms set out in bold below and all grammatical variations thereof shall when capitalized in the manner shown below have the meaning correspondingly assigned to such terms.

1.1          [***].

1.2          Active Pharmaceutical Ingredient (API) means any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product.  Such substances are intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure and function of the body.

1.3          Actual Annual Product Amount has the meaning given in section 6.5

1.4          Affiliate means with respect to a party, any Person, whether directly or indirectly, controlling, controlled by, or under common control with such party or Person, as applicable.  For the purposes of this section 1.4 only, the term “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of such party or Person, as applicable, or (ii) the power to direct decisions of such party or Person, as applicable, including the power to direct management and policies of such party or Person, as applicable, whether by reason of ownership, by contract or otherwise.

1.5          Applicable Law means the applicable provisions of any national, state and/or local statute, law, rule, regulation, administrative code, ordinance, notification, decree, order, decision, injunction, award, judgment, permit or license, as the case may be, issued by a governmental, judicial or quasi-judicial authority with jurisdiction over a party, the subject matter of this Agreement or the Compound or Product, including the applicable regulations of the FDA and all applicable current good manufacturing practices, including the cGMPs.

1.6          Approval Date means the date on which Optimer receives the first Marketing Authorization.

1.7          Availability Date has the meaning given in section 7.2.

1.8          Batch means the specific quantity of Product produced in a single cycle of a manufacturing process under the same conditions featuring identical properties.

1.9          Batch Record means a record of all materials, quantities, and process steps used to manufacture and test a Batch.

1.10        Binding Forecast has the meaning given in section 6.3.

1.11        Binding Order has the meaning given in section 7.3.

1.12        Biocon Indemnitee has the meaning given in section 12.1.

1.13        Biocon Inventions has the meaning given in section 14.7.

1.14        Biocon Release Documents has the meaning given in section 7.7.

1.15        Campus means Biocon’s manufacturing facility located at 20th KM Hosur Road, Electronics City, Bangalore - 560 100, India for the manufacture of API.

1.16        Capacity Reservation Fee has the meaning given in section 6.5.

1.17        cGMPs mean the current good manufacturing practices and standards for the production of pharmaceutical intermediates and APIs applicable to both commercial and investigational quantities of compounds (as applicable), as set forth in: (a) Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations (21 CFR 210 and 21 CFR 211); and (b) European Community Directive 2003/94/EC and the Rules Governing Medicinal Products in the European Union, Volume 4 (Medicinal Products for Human and Veterinary Use: Good Manufacturing Practice); in each case, as may be amended from time to time after the Effective Date, including any successor provisions thereto, and as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

1.18        Commercially Reasonable and Diligent Efforts means those prompt efforts and the application or commitment of resources and expertise consistent with the exercise of prudent scientific and business judgment, as applied to other biopharmaceutical products of similar potential and market size by participants in the biopharmaceutical industry having similar resources to the party in question.

1.19        Compound means the molecule Fidaxomicin with the molecular structure set out in Schedule 1.19.

1.20        Confidential Information means any information and data that a party (Discloser) may from time to time disclose, directly or indirectly, via written, graphic, verbal or electronic form or make available to the other party (Recipient)

pursuant to this Agreement, and that are regarded by the Discloser as confidential or proprietary, including information and materials related to sales and product information, customer information, manufacturing processes and technology, formulations, information regarding applications and submissions made to any Regulatory Authority, product plans, product development efforts, marketing strategies, financial information and projections and other commercial data that is proprietary or of commercial value. Provided that for each Recipient, Confidential Information shall not include information that:

(a)           at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault of such Recipient or its agents;

(b)           becomes available to such Recipient other than on a confidential basis from a third party who is lawfully in possession of such information and not subject to a contractual or fiduciary relationship to the Discloser with respect thereto;

(c)           was developed by such Recipient independently of information obtained from the Discloser and such independent development can be properly demonstrated by the Recipient; or

(d)           was already known to such Recipient before receipt from the Discloser, as shown by its prior written records.

1.21        Control means, with respect to any Intellectual Property Right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Intellectual Property Right without violating the terms of any agreement or other arrangement with any third party as of the time such party would be first required under this Agreement to grant such access, license or sublicense.

1.22        Dedication Fee means a sum of [***] from the amount paid by Optimer to Biocon referenced in section 3.3 (which sum represents the fee paid by Optimer for Biocon to undertake the obligations under section 5 of this Agreement).

1.23        Discloser has the meaning given in section 1.20.

1.24        Drug Product means a dosage form of the Product in the final immediate packaging intended for marketing.

1.25        Effective Date means the date first set forth in this Agreement.

1.26        Elective Termination Notice has the meaning given in section 15.4.

1.27        EMA means the European Medicines Agency and any successor entity.

1.28        FDA means the United States Food and Drug Administration and any successor entity.

1.29        FDCA means the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as each may be amended from time to time.

1.30        Fee Date means the day in each calendar year which is the last day of the calendar quarter in which the Approval Date falls.

1.31        Force Majeure Event means any act or event that prevents a party (the Nonperforming Party) in whole or in part, from performing its obligations under this Agreement, or satisfying any conditions to the other party’s obligations under this Agreement, is beyond the reasonable control of and not the fault of the Nonperforming Party and that the Nonperforming Party has been unable to avoid or overcome by the exercise of Commercially Reasonable and Diligent Efforts. It is clarified that a Force Majeure Event includes, where all of the preceding conditions are met, each of the following acts or events: shortages in the availability of raw materials required for the manufacture of Product, flood, lightning, earthquake, volcanic eruption, landslide, hurricane, cyclone, typhoon, tornado, drought, famine, plague, or other act of God, fire, explosion, war, riot, civil disturbance, act of public enemy, terrorist act, military action, epidemic, shipwreck, action of a court or public authority, or strike, work-to-rule action, go-slow or similar labor difficulty, each on an industry-wide, region-wide or nationwide basis, but does not include, any event where any of the above conditions are not met or any act or event caused by or attributable to economic hardship, changes in market conditions, insufficiency of funds, or strikes, work-to-rule actions, go-slows or similar labor difficulties that are not industry-wide, region-wide or nationwide.

1.32        High-Potency Product means products such as [***].

1.33        [***] Equipment means the [***] equipment used in the downstream purification of the Product at Park.

1.34        Initial Activities mean all activities to be performed by the parties pursuant to section 3 prior to the manufacture and supply of Product by Biocon to Optimer for the Territory.

1.35        Insolvency Proceeding means, with respect to a party, that such party (a) commences a voluntary case under applicable bankruptcy laws (as now or hereafter in effect), (b) files a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, or composition for adjustment of distressed or overdue debts, (c) consents to or fails to contest within  120 days using Commercially Reasonable and Diligent Efforts any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (d) applies for or consents to, or fails to contest within  120 days using Commercially Reasonable and Diligent Efforts, the appointment of, or the taking of possession by, a receiver or liquidator of itself or of a substantial part of its property, (e) admits in writing its inability to pay its debts as they become due, (f) makes a general assignment for the benefit of creditors, or (g) takes any corporate action for the purpose of authorizing any of the foregoing.

1.36        Intellectual Property Right means any right, title or interest in or arising from any business secret, compilation, computer program, copyright, design, device, formula, invention, know-how, logo, manufacturing right, method, pattern, process, product, patent right, patent application, program, reverse know-how, technical data, technique, trademark, or trade secret or any part, revalidation or renewal thereof and all other information that derives independent economic value, actual or potential, from not being generally known.

1.37        Latent Defect means a defect that causes a Batch of Product to fail to conform to the Manufacturing Requirements or to the warranties provided by

Biocon hereunder, which defect is not discoverable upon reasonable physical inspection and testing upon receipt, but is discovered at a later time.

1.38        Litigation Expense means any court filing fee, court cost, arbitration fee or cost, witness fee, and any other reasonable fee or cost of investigating or asserting a claim for indemnification under this Agreement.

1.39        Loss means any liquidated or admitted liability, loss, claim, settlement payment, cost, expense, interest, award, judgment, damages, fine, fee, penalty or other charge, including reasonable attorney fees and disbursements and Litigation Expenses.

1.40        Manufacturing Requirement has the meaning given in section 7.7.

1.41        Marketing Authorization means a Regulatory Approval to market and sell a Drug Product in any country in the Territory.

1.42        Minimum Volume means a volume that is:

(a)           [***] percent of Optimer’s actual quarterly Product requirement for the Territory if the installation, qualification and Validation conditions specified in clause (b) below have not been met due to a reason not attributable to Optimer or its Affiliates or a Force Majeure Event; or

(b)           in the event Biocon achieves the installation and qualification (as required by this Agreement) of the [***] Equipment at Park, and the parties complete the Validation of all Product manufacturing processes at Park by the date specified in section 3.1(c), then solely for the first eight (8) calendar quarters following the Approval Date, [***] percent of Optimer’s actual quarterly Product requirement for the Territory.  For purposes of clarification, if Minimum Volumes are determined by this clause (b) for the first eight (8) calendar quarters following the Approval Date, beginning with the 9th calendar quarter following the Approval Date and through the term of this Agreement, Minimum Volumes shall be determined solely by clause (a) above.

1.43        NDA means one or more New Drug Application(s), or the equivalent thereof, to make and/or sell commercially Drug Products, filed with the FDA or with a Regulatory Authority in any jurisdiction outside of the United States and within the Territory, and all amendments and supplements thereto filed therewith.

1.44        Non-Binding Forecast has the meaning given in section 6.3.

1.45        Optimer Indemnitee has the meaning given in section 12.2.

1.46        Park means Biocon’s manufacturing facility located at Plot No. 2—4, Bommasandra-Jigani Link Road, Bommasandra Post, Bangalore - 560 099, India for the manufacture of API.

1.47        Permitted Products means any non-High-Potency Products such as [***] or like compounds that can be produced using the [***] Equipment without modification from the state used to produce the Product and without affecting any US or European Regulatory Approval for the manufacture of the Product using the [***] Equipment or any other condition specified by the FDA or EMA in connection with the manufacture of the Product using the [***] Equipment.

1.48        Person means any natural or juristic person, and includes any company or other body corporate, any trust, government agency, or government, as well as any firm or association or partnership of two or more Persons.

1.49        Product means the Compound in the form of finished bulk API.

1.50        Prohibited Products means any High-Potency Products that can be produced using the [***] Equipment and any non-High-Potency Products that are not Permitted Products.

1.51        Purchase Order has the meaning given in section 7.2.

1.52        Quality Agreement means that certain Quality Agreement, dated September 16, 2009, between the parties and related to the manufacture of Product.

1.53        Recall Action has the meaning given in section 8.5.

1.54        Recipient has the meaning given in section 1.20.

1.55        Reduction Notice has the meaning given in section 6.5.

1.56        Regulatory Approval means, in relation to a Drug Product or API for Drug Product, the registrations, authorizations and approvals of any Regulatory Authority that are required to be obtained prior to the marketing or sale of product in a jurisdiction in the Territory. Neither a tentative approval nor an approvable letter shall be considered a Regulatory Approval.

1.57        Regulatory Authority means, with respect to any country or group of countries, the governmental or regulatory agency or entity in such country or group of countries having the responsibility, jurisdiction, and authority to approve the manufacture, packaging, labeling, marketing or sale of a Drug Product within such country or group of countries or any successor body to any of them.

1.58        ROW means any country or market in the world that is not included in the Territory.

1.59        Rules has the meaning given in section 19.2.

1.60        Specifications mean the manufacturing, quality control and quality assurance procedures (including, without limitation, those set forth in the Quality Agreement), processes, instructions and any other attributes that the parties agree upon in connection with the manufacture of Product, as previously agreed to by the parties and set forth in document number [***] and as may be agreed upon by the parties after the Effective Date or as otherwise required by Applicable Law, Regulatory Authorities or Regulatory Approvals.

1.61        Territory means the United States of America and Canada.

1.62        Validated Facility means the Park, the Campus or another Biocon facility approved by Optimer, and all equipment contained at each such facility, in each case in respect of which Validation activities have been successfully completed for all processes connected with the manufacture, storage, handling and shipping of the Product.

1.63        Validation or Validated means establishing, in accordance with

Applicable Law or guidelines issued by the relevant Regulatory Authority (including in all cases those issued by the FDA and EMA), that the manufacturing and supply activities conducted by Biocon pursuant to this Agreement consistently produce Product in accordance with the Specifications.

1.64        Validation Batches has the meaning given in Section 10.2.

1.65        Work Plan means the work plan previously agreed to by the parties for the conduct of the Initial Activities regarding [***] and [***] set forth in section 3 and the additional work plan to be agreed to by the parties pursuant to section 3.4.

2.                                      INTERPRETATION AND CONSTRUCTION

The following provisions shall apply to the interpretation and construction of this Agreement.

2.1                Captions in this Agreement are for convenience and identification only and shall not affect the interpretation or construction of this Agreement.

2.2                References to sections, clauses or schedules without further specification are references to sections, clauses and schedules of this Agreement.

2.3                Any reference to a statute or any provision of a statute includes a reference to that statute or provision and any rule, regulation, notification, circular, or direction made or issued pursuant to that statute or provision, as may be from time to time modified or re-enacted, whether prior to or after the date of this Agreement.

2.4                References to the singular include references to the plural and vice versa.

2.5                Words denoting one grammatical gender are intended to include references to all grammatical genders.

2.6                References to “include” or “including” shall mean “include without limitation” and “including without limitation” respectively.

3.                                      INITIAL ACTIVITIES

3.1                Biocon shall use Commercially Reasonable and Diligent Efforts to:

(a)           Successfully scale-up the fermentation process at Park to [***] capacity as demonstrated by a successful production of a minimum of [***] of Compound; and

(b)           Procure in its name, install, qualify and validate the [***] Equipment at Park with a [***].  For purposes of clarification, Biocon shall own the [***] Equipment subject to its obligations and the restrictions set forth in this Agreement.

(c)           Cause the [***] Equipment at Park to be commissioned and fully qualified by [***].

3.2                The parties shall cause the Validation of all Product manufacturing processes, including the [***] at Park and the [***], at Campus and/or the [***] at Park in such manner and sequence as shall be agreed by the parties in the Work Plan.

3.3                As compensation for Biocon’s efforts pursuant to this section 3, Optimer has paid Biocon an upfront sum of $2.5 million which includes the cost of the [***] Equipment at Park ($1.5 million) and a non-refundable Dedication Fee [***]. Biocon acknowledges the receipt of said $2.5 million from Optimer on June 30, 2009 in the amount of [***] and on October 1, 2009 in the amount of [***].

3.4                As promptly as practical after the Effective Date, the parties shall discuss in good faith and agree upon a work plan detailing their respective responsibilities and timing of the Initial Activities described in this section 3, which work plan shall be consistent with completing the Initial Activities as soon as practical and which, together with the work plan previously agreed to with respect to the [***] and [***] referred to in this section 3, shall constitute the Work Plan.

4.                                      MANUFACTURE AND SUPPLY OF PRODUCT

4.1                Biocon shall manufacture the Product in accordance with the Manufacturing Requirements at Validated Facilities and supply such manufactured Product to Optimer or its designee(s) against payment of the price in accordance with section 9 and subject to the other terms of this Agreement.

4.2                Biocon shall obtain Optimer’s prior written approval before Biocon implements any change in the materials, equipment, process or procedures used to manufacture or test Product that would constitute a major change under cGMPs or that would otherwise require a filing with or notification to a Regulatory Authority.

4.3                Biocon shall use Commercially Reasonable and Diligent Efforts to continuously maintain a sufficient stock of raw materials required to manufacture the Product in quantities no less than those set forth in the applicable Non-Binding Forecast at any time; provided that such quantity does not exceed [***] of Product per calendar quarter.  Biocon shall use and rotate all stock of such raw materials on a first-in, first-out basis or as otherwise required by cGMPs and other Applicable Laws.  Biocon will use Commercially Reasonable and Diligent Efforts to obtain the  most competitive price for any raw materials required in the manufacture of Product and shall ensure such materials are released for use, in accordance with Biocon’s quality system and requirements including the Manufacturing Requirements prior to manufacturing any Batch of Product.  Biocon will review its stock levels of raw materials on a regular basis to maintain stock levels in accordance with this section 4.3.  Biocon shall purchase all [***] raw materials and use [***] only in accordance with the [***] specifications most recently agreed to by the parties as set forth in [***], each as applicable to “fresh” or “recycled” [***] used at Park or Campus, or as otherwise required by applicable Regulatory Authorities or by Regulatory Approvals.  Biocon shall keep Optimer reasonably informed with respect to any changes in [***] prices and shall reasonably cooperate with Optimer should Optimer desire to obtain long-term pricing of [***] supplies.

4.4                Optimer or its designee(s) shall use the Product obtained pursuant to this Agreement solely in the research, development or manufacture of Drug Product in the Territory or in any ROW country or market. For clarification, Optimer shall be permitted to sell or otherwise transfer Product to its commercial partners for such commercial partner’s research, development and commercialization activities related to Compound, Product and Drug Product or any salts, hydrates, solvates, polymorphs, metabolites, prodrugs or analogs thereof, provided that Biocon shall not be obligated to indemnify such commercial partners of Optimer.

5.                                      CAPACITY AND DEDICATED FACILITIES

5.1                Subject to the other provisions of this Agreement, Biocon shall ensure that the annual manufacturing capacities for Product at Park together with the annual manufacturing capacities for Product at Campus are sufficient to manufacture at least [***] of Product annually. The foregoing sentence notwithstanding, Biocon’s obligation to ensure such manufacturing capacities shall not apply (i) until both Park and Campus are Validated Facilities (including Validation of the [***] at Park) or (ii) in the event Optimer has not successfully obtained a Marketing Authorization in the Territory by [***].

5.2                Any capacity enhancement beyond the quantities mentioned in section 5.1 or as adjusted from time to time will require a lead-time and will be negotiated under a separate agreement by the parties.

5.3                Subject to the provisions of section 6, during the term of this Agreement, Biocon shall cause the [***] Equipment to be dedicated solely to the manufacture and supply of Product under this Agreement and shall ensure that the [***] Equipment is not subject to any lien, pledge, security interest or other encumbrances that could reasonably be expected to materially impair Biocon’s ability to perform its obligations under this Agreement, without prior written approval from Optimer. The foregoing sentence notwithstanding, in the event Park is not successfully made a Validated Facility by [***] due to Optimer’s failure to perform its obligations under the Work Plan or in the event Optimer has not successfully obtained a Marketing Authorization in the Territory by the date specified in clause (ii) of section 5.1, Biocon shall be free to make other uses of the [***] Equipment which would not impair Biocon’s ability to later use the [***] Equipment for the manufacture of Product; provided, however, that if and when the Park becomes a Validated Facility, Biocon shall promptly cease such other uses and re-dedicate the [***] Equipment solely to the manufacture of Product, provided Optimer has also obtained a Marketing Authorization in the Territory at that time, and subject to the provisions of section 6.

6.                                      MINIMUM VOLUMES AND FORECASTS

6.1                Subject to the terms and conditions of this Agreement and consistent with Section 7.2, for each calendar quarter following the Approval Date and during the Term, Optimer shall be required to purchase from Biocon the Minimum Volume of Product or the amount of Product set forth in the Binding Forecast for the applicable calendar quarter; provided that:

(a)           in the event Biocon believes in good faith, due to a Force Majeure Event or otherwise, that it may be unable to supply either (i) the entire amount of Product specified in a Binding Forecast or (ii) [***] of the amount of Product set out in a Non-Binding Forecast for any calendar quarter, Biocon shall immediately notify Optimer of such fact as well as the amount of Product that Biocon, in good faith, can ensure that it will be able to supply in such calendar quarter, and, notwithstanding anything to the contrary in this Agreement, Optimer shall be entitled to obtain such shortfall from a third party(ies) and such amounts shall not count towards Optimer’s total Product requirements in the Territory for purposes of calculating Minimum Volumes during subsequent calendar quarters; and

(b)           if, in two (2) consecutive calendar quarters, Biocon is unable to supply the amount of Product set forth in the applicable Binding Forecast and such quantities of Product requested from Biocon are no more than (i) [***] of Product over the 4 calendar quarters ending with the second consecutive calendar quarter in which such supply failure occurs, and (ii) [***] of Product per calendar quarter in which such supply failure occurs, then, notwithstanding anything to the contrary in this Agreement, (iii) Optimer shall be entitled to procure from a third party(ies) the difference between the amount of Product requested from Biocon during such two consecutive calendar quarters and the amount actually supplied to Optimer by Biocon during such calendar quarters, and such amounts shall not count towards Optimer’s total Product requirements in the Territory for purposes of calculating Minimum Volumes during subsequent calendar quarters, and (iv) beginning with the calendar quarter following the second consecutive calendar quarter in which Biocon’s supply failure occurs and continuing through the calendar quarter following the calendar quarter in which Biocon is able to demonstrate to Optimer’s reasonable satisfaction its ability to supply at least [***] of Product per quarter, Optimer shall only be obligated to purchase from Biocon the lesser of (A) its Minimum Volume or the amount of Product set forth in the relevant Binding Forecast for such quarters and (B) the average quarterly amount of product that Biocon was able to deliver during the two consecutive calendar quarters in which the supply failure occurred.

6.2                The provisions set forth in clauses (a) and (b) of section 6.1 shall be in addition to, and are without prejudice to, any other remedies which may be available to Optimer under this Agreement or otherwise as a result of Biocon’s inability to supply Product under this Agreement, subject to section 18.

6.3                Approximately six (6) months prior to the expected Approval Date, Optimer shall provide Biocon with a rolling forecast of its requirements of Product from Biocon for the calendar quarter immediately following the Approval Date which shall include, without limitation, any Validation Batches as set forth in section 10.2 (the Binding Forecast) as well as a forecast for its estimated requirements of Product from Biocon for the calendar quarter next following (the Non-Binding Forecast). Thereafter, during the term of this Agreement, one (1) calendar quarter prior to the beginning of each applicable calendar quarter, Optimer shall provide Biocon with a Binding Forecast for such quarter together with a Non-Binding Forecast for the subsequent quarter. Without prejudice to the foregoing, Schedule 6.3 contains Optimer’s non-binding, anticipated forecasts of the quantities of Product required pursuant to this Agreement (which forecasts are subject to revision in accordance with this Agreement, are based on the assumption that the Approval Date occurs in [***] and shall not be deemed a Non-Binding or Binding Forecast). Optimer shall promptly notify Biocon if Optimer believes in good faith that the amount which will be specified in the next Binding Forecast will be more than [***] or less than [***] of the amount in the current Non-Binding Forecast for the same calendar quarter. If Optimer notifies Biocon that it believes the amount of Product in the next Binding Forecast will be more than [***] of the amount set forth in the current Non-Binding Forecast for the same calendar quarter, Biocon shall thereafter, subject to the capacity limitations in section 5.1, use Commercially Reasonable and Diligent Efforts to enable the supply of such greater amount of Product in such subsequent calendar quarter and shall promptly notify Optimer if it will be unable to supply such amount.  For purposes of clarification, Biocon shall not be deemed to be in breach of this Agreement if it is unable to supply an amount of Product in a Binding Forecast which is greater than [***] of the amount set forth in the previous Non-Binding Forecast for the same calendar quarter.

6.4                Notwithstanding anything contained in section 5.3 or section 6.3, in the event the amount of Product set forth in Optimer’s Binding Forecast for any calendar quarter beginning with the fourth calendar quarter after the Approval Date, when combined with the amount of Product set forth in Binding Forecasts covering the preceeding three calendar quarters (and only if the provisions of section 6.1(b) were not in effect for any of such four calendar quarters), is below [***] of Product (representing [***] of the maximum amount of Product that can be manufactured in a calendar year at Campus and Park), Biocon shall be entitled to utilize the dedicated capacity at Park to produce Permitted Products in such calendar quarter, subject to the remainder of this section 6.4. Such production of Permitted Products shall only be undertaken with Optimer’s prior written approval, which shall not be unreasonably withheld provided Biocon demonstrates and certifies in writing to Optimer, including through relevant cleaning experimental data (via cleaning validation), that (a) cross-contamination with other Permitted Products will not affect the quality of the Product to be produced in accordance with the Specifications pursuant to this Agreement and (b) the use of the dedicated capacity at Park for the production of Permitted Products will not otherwise adversely affect Biocon’s ability to fully perform its future obligations under this Agreement.

In the event that Biocon is entitled to produce Permitted Products pursuant to the preceding paragraph and Biocon has not had an obligation or use to manufacture any Permitted Product which can be manufactured using the [***] Equipment for a period exceeding [***] prior to the beginning of the calendar quarter in which Biocon is so entitled to produce Permitted Products, Biocon shall be allowed to use the [***] Equipment in such calendar quarter for Prohibited Products, subject to all of the requirements set forth in the preceding paragraph with respect to the manufacture of Permitted Products.

6.5                For each Fee Date beginning with the later of (a) the first Fee Date following the third anniversary of the Approval Date and (b) the first Fee Date after Campus and Park are Validated Facilities capable of manufacturing at least [***] of Product per year and Biocon is obligated to reserve such capacity for Product pursuant to section 5.1, if both (c) Optimer has not submitted Purchase Orders providing for an aggregate of at least [***] of Product with Availability Dates within the four calendar quarter period ending on the applicable Fee Date and (d) during such four calendar quarters, Biocon did not have an obligation or use to manufacture Permitted Products or Prohibited Products which can be manufactured using the [***] Equipment, then Optimer shall pay Biocon a fee (the Capacity Reservation Fee) [***] Purchaser Orders with Availability Dates within the four calendar quarter period ending on the applicable Fee Date (the Actual Annual Product Amount), [***]; provided, however, that if the Actual Annual Product Amount is less than [***], the Capacity Reservation Fee shall be [***].  If any Capacity Reservation Fee is due with respect to any Fee Date in a calendar year, such fee shall be paid within 30 days of such Fee Date.

At any time, Optimer may inform Biocon in writing that it is reducing the minimum annual Product capacity requirement set forth in the first sentence of Section 5.1 to an amount below [***] (a Reduction Notice).  After delivery of a Reduction Notice, Optimer shall remain liable to pay any Capacity Reservation Fees pursuant to the preceding paragraph that accrue on each of (a) the three Fee Dates after the date of such Reduction Notice, if such date is more than six months prior to the next Fee Date, or (b) the four Fee Dates after the date of such Reduction Notice, if such date is less than six months prior to the next Fee Date.  The foregoing notwithstanding, in lieu of paying any Capacity Reservation Fees required by the preceding sentence after delivering a Reduction Notice, Optimer may pay to Biocon a lump sum payment of [***].  Following delivery of a Reduction Notice and after paying any Capacity Reservation Fees or lump sum payment required pursuant to the preceding two sentences following the deliver of a Reduction Notice, Optimer shall not be required to pay any further Capacity Reservation Fees pursuant to this Section 6.5.  Upon the date that Optimer is released from further obligations to pay Capacity Reservation Fees due to the delivery of a Reduction Notice, Biocon’s obligations to reserve annual Product manufacturing capacity shall be reduced for the remainder of the term of this Agreement to the amount set forth in such Reduction Notice, provided that Biocon’s use of the [***] Equipment other than for the manufacture of Product shall be limited to the manufacture of Permitted Products (or, upon Optimer’s prior approval which shall not to be unreasonably withheld, Prohibited Products) and shall be subject to the demonstration and certification requirements set forth in clauses (a) and (b) of section 6.4.

6.6                If Optimer intends to enter into an agreement with a third party with respect to the commercial supply of [***] of Optimer’s Product requirements in [***], Optimer shall so notify Biocon, including the principal terms of such proposed agreement, and Biocon shall thereafter have a first right of refusal for a period of [***] from the date of such notice by Optimer to agree be the commercial supplier of [***] of Optimer’s [***] Product requirements on substantially the same terms set forth in Optimer’s notice, subject to the following:

(a)           Such right of refusal shall include discussions on the quantities [***] to be supplied by Biocon in [***] and such product volumes shall be provided by Biocon [***];

(b)           Such right of refusal shall not be construed as mandating any minimum volumes, including any [***];

(c)           Nothing in this section 6.6 shall be construed as an obligation on Optimer’s part to enter into any [***] agreement with Biocon, and Optimer shall remain free to accept or reject any terms for such an agreement proposed by Biocon, provided Optimer acts in good faith in rejecting such agreement proposed by Biocon; and

(d)           In the event Optimer (or its Affiliate, as the case may be) and Biocon do not reach a definitive agreement [***] within said period of [***], Optimer shall have no further obligation to Biocon with respect to negotiating or entering into any agreement relating to [***] and shall be free to seek competitive bids from third party suppliers and enter into a definitive agreement with any third party for [***].

7.                                      PURCHASE AND DELIVERY PROCEDURE

7.1                During the Term, Optimer agrees to buy from Biocon and Biocon agrees to sell and supply to Optimer, such quantities of the Product as may be set forth on purchase orders placed by Optimer in accordance with the provisions hereof; provided, however, that Biocon shall not be liable for any inability to supply Product or any shortfall in the supply of Product pursuant to this Agreement, if such inability or shortfall is due to Optimer requesting an amount of Product in the Binding Forecast for any calendar quarter which is greater than [***] of the amount previously set forth in the Non-Binding Forecast for the same quarter, subject to the provisions of section 6.3.

7.2                No less than three months prior to the date that a Binding Forecast is due from Optimer for any calendar quarter, Biocon shall provide to Optimer the [***] price per kg applicable to the manufacture of Batches to be supplied during such calendar quarter. Such [***] prices shall be based upon documented price quotations available to Biocon (which shall be provided to Optimer upon request) and shall account for any long-term pricing arrangement in place with respect to [***] supplies and existing supplies of [***] on-hand and available for the manufacture of Batches to be supplied during such calendar quarter.  Subject to the provisions of section 6, Optimer shall submit written orders for the Product in substantially the form of its standard API purchase order (Purchase Orders) setting out the quantity of Product required, value per kg, total value of the Purchase Order, the date the quantity specified in the Purchase Order should be ready for delivery ex works (Availability Date), delivery address and instructions for shipping and packaging. The foregoing sentence notwithstanding, the Availability Date for the first Purchase Order shall not occur prior to six (6) months from the date of such Purchase Order and the Availability Date for any subsequent Purchase Order shall not occur prior to three (3) months from the date of such Purchase Order. In compliance with the first sentence of Section 6.1, during each calendar quarter following the Approval Date, Optimer shall submit Purchaser Orders which (a) collectively cover at least an amount of Product equal to the Minimum Volume for the subsequent calendar quarter or the amount of Product specified in the Binding Forecast relating to the subequent calendar quarter and (b) specify an Availability Date no later than the last day of the subsequent calendar quarter (subject to the limitations in the preceding sentence).

7.3                Biocon shall respond to Optimer within ten (10) working days after receipt of each Purchase Order of Product, either accepting or rejecting the order. No order shall be binding upon Biocon unless accepted by Biocon in writing; provided that Biocon shall not reject any Purchase Order that is (a) substantially in the form set forth on Schedule 7.2, (b) does not request an amount of Product that (i) is more than [***] per quarter, (ii) is more than [***] of the amount of Product set forth in the prior Non-Binding Forecast for the same calendar quarter, or (iii) when combined with amounts of Product delivered over the preceding 12 month period, would equal more than [***], and (c) is otherwise consistent with Biocon and Optimer’s obligations under this Agreement.  Purchase Orders accepted in writing by Biocon shall be binding on both the parties (Binding Orders). Binding Orders may only be amended if agreed by both parties. In the event of any ambiguity, contradiction or discrepancy between a Binding Order or other documents of the parties and this Agreement, the provisions of this Agreement shall prevail.

7.4                Biocon shall notify Optimer immediately if Biocon determines that it will not be able to meet any of the terms of a Binding Order, including, but not limited to, quantity and Availability Date.  In any event, Biocon shall provide such notice at least sixty (60) days prior to the Availability Date specified in the applicable Binding Order.  In addition, Biocon will notify Optimer promptly of any supply constraints (e.g. materials, third party contracts, facilities or capacity) of which it becomes aware that may affect Biocon’s ability to supply the Product in accordance with this Agreement or any Binding Order.  For purposes of clarification, Biocon’s compliance with these notice provisions shall in no way limit or prejudice any rights or remedies available to Optimer under this Agreement or otherwise arising out of Biocon’s inability to perform its obligations under a Binding Order or otherwise.

7.5                Biocon shall have the Product in each Binding Order available for shipment ex works, Bangalore (INCOTERMS 2000) on the Availability Date, or such other date as may be agreed by the parties. Biocon shall thereafter promptly prepare Product for shipment and arrange for shipment of Product to a location and by a date designated in writing by Optimer in the applicable Binding Order. Shipment terms are Ex Works, Bangalore (INCOTERMS 2000). All shipments must be accompanied by a packing slip which describes the articles, states the Purchase Order number and shows the shipment’s destination. Biocon agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Optimer’s instructions. In accordance with Optimer’s written instructions and at Optimer’s expense, Biocon will arrange for the shipment of Product by the carrier designated by Optimer and for appropriate shipping insurance, and Biocon shall (unless prohibited by Applicable Law) ship Product to the destinations designated by Optimer in containers reasonably sufficient for delivery of Product in accordance with the Specifications. Optimer shall be responsible for carriage, insurance and freight of the Product so delivered at its sole expense, and for compliance with all Applicable Law requirements to import the Product into the Territory. All taxes, duties, charges, imposts, levies and other tariffs payable on the purchase of the Product by and delivery of the Product to Optimer pursuant to this Agreement will be borne by and to the account of Optimer.  Biocon shall provide to Optimer a prior written estimate of the costs for the shipment services and fees described in this section 7.5 and inform Optimer of any material changes to such costs and fees.

7.6                If Optimer or its Affiliate or designee is not ready to accept shipment of Product on the date set forth in the applicable Binding Order, then

Biocon shall, at cost to Optimer, store such Product in accordance with the Specifications and Quality Agreement, Biocon procedures, and in a manner consistent with customary practices for pharmaceutical products, until Optimer notifies Biocon that it, or its Affiliate or designee is ready to accept delivery. If Optimer requests Biocon to store the Product beyond thirty (30) days from the date set forth in the applicable Binding Order, Optimer shall pay Biocon for the Product as per the applicable payment terms no later than such 30th day and Biocon shall store such product at cost to Optimer. Notwithstanding the foregoing, Biocon shall not be obligated to store such Products beyond sixty (60) days from the date set forth in the applicable Binding Order and Optimer shall be obliged to accept shipment of such Product prior to such 60th day if requested by Biocon.

7.7                Biocon shall manufacture, package, label, store and ship Product in accordance with the Specifications, cGMPs, the Quality Agreement, the NDA and other applicable Regulatory Approvals, and all Applicable Laws.  Biocon will not rework any Batch of the Product without Optimer’s prior written consent.  Biocon’s responsibilities and obligations with respect to the manufacture of Product as set forth in this section 7.7 are hereinafter referred to as the “Manufacturing Requirements.” Biocon shall perform such quality control testing prior to delivery of Product to Optimer as is required to ensure that the Product delivered to Optimer under this Agreement complies with the Manufacturing Requirements and Biocon’s warranties described in section 11, which testing shall include, without limitation, the performance of all required release testing and stability testing described in the Specifications.  Biocon shall perform such tests itself or, with Optimer’s prior written consent, cause to be tested by a third party, each lot of Product before delivery, and shall provide to Optimer (a) a certificate of analysis containing the quality control test results for each such lot, and confirming that each such lot of Product conforms to the Specifications (the Certificate of Analysis), signed by an authorized Biocon official, (b) a Certificate of Conformance confirming that such lot of Product was made in accordance with cGMPs and the process defined in the approved master Batch Record for the Product, signed by an authorized Biocon official, and (c) copies of documents detailing any deviations from any manufacturing processes then in effect (the documents and information described in (a), (b) and (c), the “Biocon Release Documents”). Upon completion of the manufacture and testing of each lot of Product ordered by Optimer under this Agreement, Biocon shall send all the Biocon Release Documents to Optimer as well as any other document required to comply with Applicable Law prior to shipment of the Product.

7.8                The Specifications may be modified from time to time by written agreement of the parties without the necessity of amending this Agreement. If Optimer requests a change in the Specifications that would result in an increase in Biocon’s cost of manufacture, the parties shall discuss what impact, if any, such change should have on the price of Product.  If Optimer agrees in writing to a proposed price increase to implement such change, the price change shall become effective only with respect to those Binding Orders of Product that are manufactured in accordance with the modified Specifications.

7.9                Biocon shall keep complete, accurate, and authentic accounts, notes, data, and records pertaining to its manufacture, processing, testing, packaging, storage and distribution of Product, including, without limitation, master production and control records and Product complaint files, in accordance with Applicable Laws.  In addition, Biocon shall retain samples of Products and isolated intermediates of each lot manufactured pursuant to this Agreement for a period of [***] after Optimer’s acceptance of such lot.  The sample size shall be [***] necessary to conduct quality control testing.  Biocon shall retain such records and samples for a period of [***] following the date of manufacture, or longer if required by Applicable Laws, and, upon request, shall make available to Optimer copies of such records and portions of the samples.  After such time period, Biocon shall notify Optimer prior to destroying such records and samples and, at Optimer’s request and expense, shall provide such records and samples to Optimer.

7.10              Biocon shall provide Optimer and its representatives with access during reasonable business hours and after reasonable notice to those areas of Biocon’s manufacturing facilities where Product or raw materials for Product is manufactured, stored or handled and to manufacturing records, and testing and control records (including without limitation release and stability records), of Product manufactured by Biocon, so that Optimer and its representatives may perform a quality assurance audit of such facilities and activities. The duration of such quality assurance audit and inspection shall not exceed 15 man days in a year.  Biocon shall allow employees of Optimer or its designee to be present during all manufacturing of the Product.  Use of all information gained in the course of audits is restricted to the purpose of quality assurance. Likewise, Biocon shall grant similar access to any Regulatory Authority upon reasonable notice so that such Regulatory Authority can perform inspections of its facilities.

8.                                      INSPECTION AND RECALLS

8.1           Optimer may reject delivery of any Batch of Product that does not conform to the Manufacturing Requirements, whether evidenced by the Biocon Release Documents or otherwise. Optimer or its designee will be entitled to test at its own cost to ascertain whether the Product received by it conforms to the Manufacturing Requirements.  Biocon shall also promptly notify Optimer in writing if it becomes aware that any Products manufactured by Biocon are defective or do not conform to the Manufacturing Requirements or other warranties given by Biocon, which notice shall identify in reasonable detail the nature of the non-conformity and the lot or Batch of Products affected.

8.2                In order to reject Product, Optimer must give written notice to Biocon of such rejection within   60 days after receipt  of such Product and specify the reasons for such rejection, and if no such notice of rejection is received, Optimer shall be deemed to have accepted such delivery of Product within such 30 day period from the delivery thereof, except in the case of Latent Defects.  Optimer shall have 10 days after the date of discovery of a Latent Defect in any Product to notify Biocon of rejection of such Product.

8.3          If Optimer provides a rejection notice pursuant to section 8.2, Biocon shall, as promptly as practicable, notify Optimer as to whether it agrees or disagrees with the alleged defect.  In the event Biocon disagrees with the defect identified by Optimer, Product samples from the lots or batches in question will be referred to an independent external laboratory acceptable to both the parties for testing and the finding of such laboratory shall be final and binding on the parties and the cost of such laboratory analysis will be to the account of the party in error with regard to the stated defect. To the extent any applicable methods of analysis for the Product are set forth in the Specifications or Quality Agreement, such methods shall be employed by such independent external laboratory in conducting an analysis pursuant to this section 8.3.

8.4          If Biocon agrees with any defect or if an independent external laboratory agrees with Optimer with respect to the existence of a disputed defect, Biocon shall replace the defective Product at no additional cost, and as promptly as practicable, but in no event later than [***] of being advised by Optimer in accordance with section 8.2 (if Biocon agreed with the defect) or later than [***] of an independent external laboratory finding in favor of Optimer (if Biocon disputed the defect).  Biocon will credit Optimer future batches to the extent it is unable to supply replacement Product in accordance with the time periods specified in the previous sentence (due to insufficient safety stock or otherwise). Biocon will also credit Optimer the cost of  testing paid by Optimer to any independent external laboratory that identified defects in the Product Batches that will be replaced including, without limitation, any costs incurred by Optimer in shipping and insuring such Product or replacement Product in connection therewith.

8.5                In the event a recall, withdrawal, or field correction is required or requested by any Regulatory Authority (a Recall Action) or if Optimer acting in good faith, voluntarily decides to recall any Product manufactured by Biocon, Optimer shall coordinate all recall activities.

8.6                Biocon will assist Optimer and its designees in investigating any Recall Action upon request.

8.7                Biocon shall reimburse all of Optimer’s direct, reasonable costs actually incurred in connection with the recall and reimburse Optimer for the purchase price paid for the recalled Product, if a recall arises primarily:

(a)           due to the Product not being manufactured, packaged or delivered by Biocon in accordance with the Manufacturing Requirements and this Agreement, or

(b)           from an act or omission attributable to Biocon’s negligence, willful misconduct or breach of the Agreement, or

(c)           from Biocon’s breach of its warranties stated in section 11.3.

8.8                With respect to recalls arising for any reason not mentioned in section 8.7, Optimer shall bear all the costs of such recall and Biocon shall not be liable to reimburse Optimer for the purchase price paid for the recalled Product and any other related cost or expense.

9.                                      PRICE AND DISCOUNTS

9.1                In consideration for the supply of Product pursuant to this Agreement, Optimer shall pay Biocon the price for Product in United States dollars and at the rates specified in Schedule 9.1. All amounts specified in Schedule 9.1 are stated exclusive of applicable taxes.

9.2                Optimer shall pay all Biocon invoices together with applicable taxes including in relation to any applicable value added tax, service tax, or sales tax within thirty (30) days of receipt of the relevant invoice, in immediately available funds to the bank accounts designated by Biocon. Optimer shall not withhold any tax in respect of any payments to Biocon.

9.3                Optimer shall further pay and be liable to pay interest at the rate of [***] per month on amounts due and unpaid after 60 days from the date of receipt of the applicable invoice by Optimer. Without prejudice to the foregoing and notwithstanding any other provision of this Agreement, in the event of any delayed payment beyond 90 days, Biocon shall, until the full amount owed including interest is received, be entitled, at its sole discretion, to withhold further delivery of the Product notwithstanding the previous acceptance of any Binding Order for such Product and notwithstanding any other provisions contained in this Agreement.

9.4                The parties hereby agree to negotiate in good faith an adjustment to the price of the Product specified in Schedule 9.1 to compensate for any increase or decrease in the cost of manufacturing the Product caused by a variation in the costs of the primary raw materials in excess of [***] excluding [***] (including due to inflation). The party requesting the price adjustment must be able to demonstrate the requisite increase or decrease in the price of such primary raw materials through supplier invoices and/or other means, including, as applicable, the wholesale price index published by the Department of Economic Affairs, Ministry of Finance, Government of India.  As part of the negotiations regarding any price adjustment pursuant to this section 9.4, the parties shall also agree upon the date on which such price adjustment will take effect, giving consideration to any stock of primary raw materials Biocon may have prior to implementing the price adjustment.

9.5                The parties further agree to adjust the price of the Product if the exchange rate between the United States dollar and Indian rupee calculated using the two week moving average from December 15th through December 31st of any year (the Two Week Average) varies by more than [***] compared to the exchange rate between the United States dollar and Indian rupee as on the Effective Date (the Base Rate).  For purposes of this section 9.5 the prevailing exchange rates on any date shall be based on the United States dollar—Indian rupee exchange rate as confirmed by the Wall Street Journal, Eastern U.S. edition.  Any price adjustment required by this section shall be retroactive to January 1 of the year following the year used to calculate the Two Week Average resulting in the adjustment.

For any adjustment required by this section, the price per kg of Product shall be adjusted by multiplying it by a fraction, the numerator of which is the number of Indian rupees per 1 USD according to the Base Rate and the denominator of which is the number of rupees per 1 USD according to the Two Week Average resulting in such adjustment.  For purposes of clarification, if, after any price adjustment required under this section 9.5, the Two Week Average calculated at the end of any year varies by less than [***] from the Base Rate, the price per kg of Product for the subsequent calendar year shall be re-adjusted to the price per kg of Product that would be in effect had no adjustments been made under this section 9.5.  For clarification purposes only, illustative price adjustments pursuant to this section are set forth in Schedule 9.5.

9.6                In addition to any other discounts or price reductions provided for under this Agreement, Optimer shall be entitled to a discount on the price of the Product calculated in accordance with the other provisions of this section 9 until such time as the aggregate discount provided to Optimer under this section 9.6 for Product supplied pursuant to this Agreement amounts to USD $1,500,000 (one million, five hundred thousand United States dollars only).  The discount pursuant to this section 9.6 in any given year after the Approval Date shall be determined in accordance with Schedule 9.6; provided that at no time during the term of this Agreement, shall the discount provided to Optimer pursuant to this section 9.6 exceed [***].

9.7                Both parties agree to formally meet at least once a year and review continuous improvement activities, financial responsibilities and other activities resulting from experience in operating the manufacturing process for the Product including potential price adjustments in raw materials. Upon mutual agreement of parties to implement such measures as contemplated under this section:

(a)           [***] of all cost savings, after subtracting captive and implementation costs achieved by the efforts of Optimer or its marketing partners shall be passed on to Optimer through a price reduction on a per Kg basis effective as of the beginning of the second full calendar quarter following the calendar quarter in which the cost savings are achieved.

(b)           Cost savings achieved by the efforts of Biocon shall be shared with Optimer at a ratio of [***] to Optimer and [***] to Biocon, after subtracting captive and implementation costs. These savings shall be passed on to Optimer through a price reduction on a per Kg basis effective as of the beginning of the second full calendar quarter following the calendar quarter in which the cost savings are implemented.

(c)           A batch size in the range of [***] on a  [***] will be the base for determining any process improvements. The batch range on the [***] will be determined after the completion of the validation runs on this column.

10.                               REGULATORY MATTERS

10.1              Biocon agrees to inform Optimer within 24 hours of notification of any regulatory inquiry, communication or inspection, which directly or indirectly relates to the manufacture of the Product, including any notice of inspection or an inspection visit by any Regulatory Authority which involves the Product or could impact Biocon’s ability to produce the Product.  Optimer, at its option, shall have the right to have its representatives present at any such inspection by a Regulatory Authority.  In the event there are written observations (or any other written communication) by a Regulatory Authority that involve the Product or could impact Biocon’s ability to produce the Product, or any proposed written response by Biocon to any such inspection, Optimer shall be informed within 24 hours and be provided with copies of all documentation within 48 hours, and shall have a reasonable opportunity to review and comment on the proposed response.

10.2              Optimer shall be responsible for all filings necessary for approval of the Product.  Biocon further agrees to use Commercially Reasonable and Diligent Efforts to assist Optimer, at Optimer’s expense, in obtaining Regulatory Approvals with respect to  Drug Product in the Territory, including approval of an NDA.  Biocon specifically agrees to cooperate with any inspection by the FDA or other Regulatory Authority, including but not limited to any inspection prior to approval of an NDA.  The conditions under which Product is manufactured shall be provided to Optimer for inclusion in Optimer’s regulatory filings.  Biocon further agrees to provide to Optimer all information regarding any aspect of manufacture of Product that is necessary and related to Optimer’s regulatory filings.  Biocon shall also provide to Optimer or, at Optimer’s direction,  a Regulatory Authority, such amounts of Product as are reasonably necessary for validation testing or otherwise in connection with any Regulatory Approval (Validation Batches).  The parties will agree on the cost of any Validation Batches, such cost not to exceed the cost for an equivalent amount of Product ordered pursuant to section 7 hereof, and any Validation Batches shall be included in determining whether Optimer has met its Minimum Volumes for any applicable quarter.

10.3              Biocon shall, at its own expense, obtain and maintain the necessary permits required for its manufacture and supply of the Product in accordance with this Agreement, including all required facility licenses.

11.                               REPRESENTATION AND WARRANTIES

11.1              Each party represents and warrants to the others as follows.

(a)           Such party has, and for the term of this Agreement will have, all requisite power and authority to enter into and perform all its obligations under this Agreement and to conduct its business as conducted on the date of this Agreement and as proposed to be conducted by the parties pursuant to this Agreement;

(b)           Such party has taken all actions, obtained all regulatory, corporate and contractual authorizations, and submitted all notices or filings required to be submitted, for such party to validly enter into this Agreement and will use Commercially Reasonable and Diligent Efforts to apply for and obtain all Regulatory Approvals necessary to perform its obligations under this Agreement;

(c)           The execution and delivery of, or the performance of obligations under, this Agreement do not violate or conflict with any statute, rule, regulation, directive or other law, judgment, order, decree or award applicable to such party, or any provision of such party’s constituent documents, or any agreement, contract, promise, covenant, undertaking, representation or warranty, applicable to or made by such party;

(d)           This Agreement constitutes a legal, valid and binding obligation on such party enforceable against such party in accordance with its terms;

(e)           Such party is the lawful owner or licensee of all Confidential Information disclosed or to be disclosed by such party to the other party under this Agreement, and it is has the right to disclose all such Confidential Information to the other party;

(f)            Such party validly Controls all Intellectual Property Rights licensed by such party to the other party pursuant to this Agreement, and it has the right to license such Intellectual Property Rights; and

(g)           Each of the above representations and warranties are true and correct as of the Effective Date.

11.2              Each of the representations and warranties contained in this Agreement are separate and independent and shall not be qualified or limited by any reference to any other representation or warranty or any other provision of this Agreement or any prior knowledge on the part of or attributable to the other party or its Affiliates. Each party covenants to the other that each of the above representations and warranties shall remain true and correct during the term of this Agreement.

11.3              PRODUCT WARRANTIES. Biocon represents and warrants that Product delivered hereunder will:

(a)           be manufactured, packaged, labeled and delivered by Biocon in accordance with the Manufacturing Requirements, relevant Regulatory Approvals, Applicable Law and this Agreement;

(b)           conform to the Specifications at the time of delivery;

(c)           not contain any contaminant or be adulterated within the meaning of Section 301 of the FDCA, or any other Applicable Law; and

(d)           be free and clear of any lien or encumbrance.

11.4              To the best of Biocon’s knowledge, and subject to Optimer’s warranty contained in section 11.1(f), the manufacture of the Product in accordance with this Agreement will not infringe any Intellectual Property Rights of a third party to which Biocon does not hold a valid license.

11.5              Biocon hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§ 306 and 335a.  In the event that Biocon:  (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the Term, Biocon agrees to notify Optimer immediately.  In the event that Biocon becomes debarred as set forth in clause (a) above or Biocon receives notice of action or threat of action as set forth in clause (b) above which Optimer believes in good faith is more likely than not to result in debarment, Optimer will have the right to terminate this Agreement immediately.

11.6              Biocon hereby represents and warrants that it has not knowingly used, and Biocon covenants that it will not knowingly use, in any capacity the services of any individual, corporation, partnership, institution or association which has been debarred under 21 U.S.C. §30.  In the event Biocon becomes aware of the debarment or threatened debarment of any individual, corporation, partnership, institution or association providing services to Biocon which directly or indirectly relate to Biocon’s activities under this Agreement, Biocon will notify Optimer immediately.  Optimer will have the right to terminate this Agreement immediately in the event of debarment of such individual, corporation, partnership, institution or association providing services to Biocon in relation to Biocon’s obligations under this Agreement , unless Biocon is able to demonstrate to the reasonable satisfaction of Optimer that such debarment or threatened debarment will have no effect on any Regulatory Approval or Optimer’s ability to market and sell Drug Products incorporating Product manufactured under this Agreement.

11.7              EXCEPT FOR THE WARRANTIES SPECIFICALLY AND EXPRESSLY GIVEN IN THIS AGREEMENT, BIOCON MAKES NO EXPRESS WARRANTIES AND HEREBY EXCLUDES AND DISCLAIMS IN THEIR ENTIRETY ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PRODUCT PROVIDED BY BIOCON, EVEN IF BIOCON HAS BEEN ADVISED OF ANY PARTICULAR USE OF THE PRODUCT.

12.                               INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1              Optimer shall defend, indemnify and hold Biocon and its Affiliates and their respective employees, directors, officers, shareholders and agents (each, a Biocon Indemnitee) harmless against any Loss actually incurred by such Biocon Indemnitee to the extent such Loss directly arises from (a) Optimer’s negligence or wilful act or omission in the possession, use, importation, marketing or sale of Product, (b) Optimer’s material breach of this Agreement, or (c) Optimer’s breach of any representation or warranty set forth in section 11, in each case, except to the extent Biocon is obligated to indemnify any Optimer Indemnitee for such claim or proceeding under section 12.2 below.

12.2              Biocon shall defend, indemnify and hold Optimer and its Affiliates and their respective employees, directors, officers, shareholders and agents (each, an Optimer Indemnitee) harmless against any Loss actually incurred by such Optimer Indemnitee to the extent that such Loss directly arises from (a) Biocon’s negligence or wilful act or omission in the manufacture, storage, labeling or delivery of Product; (b) Biocon’s material breach of this Agreement; or (c) Biocon’s breach of any representation or warranty set forth in section 11, in each case, except to the extent Optimer is obligated to indemnify any Biocon Indemnitee for such claim or proceeding under Section 12.1 above.

12.3              Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an Indemnity Claim) under this section 12. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

12.4              EXCEPT AS PROVIDED IN SECTION 8.7 AND EXCEPT FOR BREACH OF SECTION 13 OR LOSSES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE FOREGOING NOTWITHSTANDING, NOTHING IN THIS SECTION 12.4 SHALL LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS SECTION 12.

12.5              Notwithstanding anything contained in any other provision of this Agreement, except as provided in section 8 except for breach of section 13, and except Losses caused by a party’s fraud or fraudulent misrepresentation, each party’s aggregate liability for the entire term of this Agreement to the other party or the other party’s Affiliates and their respective employees, directors, officers, shareholders and agents, for any Loss arising under, in connection with or otherwise in relation to this Agreement shall not exceed [***} prior to the time that Biocon has sold to Optimer at least [***] of Product in any 12 month period and shall not exceed [***] after the time Biocon has sold to Optimer at least [***] of Product in any 12 month period. The foregoing notwithstanding, nothing in this section 12.5 shall limit either party’s indemnification obligations set forth in this section 12 with respect to bodily injury (including death).

13.                               CONFIDENTIALITY

13.1              Each party agrees that where it is a Recipient, unless it has the prior written consent of the Discloser, it shall only use Confidential Information of the Discloser in furtherance of this Agreement. Each party shall treat the terms and conditions of this Agreement as Confidential Information for which it shall be deemed to be a Recipient.

13.2              Without prejudice to the generality of the foregoing, each Recipient undertakes that it shall not, whether during the term of this Agreement or for a period of ten (10) years thereafter, itself use such information, except as provided in this Agreement, or disclose, publicize, reveal or make available, directly or indirectly, any Confidential Information to any Person, except for a disclosure required by statute, order of court or otherwise by law (including any disclosure required by the United States Securities and Exchange Commission or by the Securities and Exchange Board of India), or any requirements of any stock exchange on which the securities of the Recipient are listed, and then only after first advising the Discloser of such requirement with reasonably sufficient notice to afford the Discloser an opportunity to object or otherwise seek a protective order (except in the case of disclosure required by the United States Securities and Exchange Commission or by the Securities and Exchange Board of India).  Each Recipient may disclose Confidential Information of the Discloser to any of its employees, Affiliates, consultants or agents provided that such Persons need to know such information for purposes of carrying out the Recipient’s activities under this Agreement and such Person is bound by confidentiality obligations regarding such Confidential Information that are at least as strict as those set forth herein.  Each Recipient may also disclose the terms of this Agreement without the prior consent of the Discloser to the extent necessary to permit third parties who are in bona fide discussions with such Recipient to acquire, by way of merger, asset purchase, equity purchase or exclusive license, all or substantially all of such Recipient’s assets or Intellectual Property Rights to which this Agreement relates or to engage in financing transactions with such Recipient, to conduct due diligence, provided that such third parties are bound by confidentiality obligations regarding the terms of this Agreement that are at least as strict as those set forth herein.

13.3              Each Recipient agrees to advise its employees, Affiliates, consultants and agents who receive the Confidential Information that such information (a) is confidential to the Discloser and (b) shall not be disclosed to anyone except as necessary to fulfill the purposes of the provision of such Confidential Information pursuant to this Agreement.

13.4              The Recipient shall, at the Discloser’s request, return the Discloser’s Confidential Information, in whatever form contained, including all notes or memoranda made by its employees, agents or representatives obtained or derived from any such Confidential Information, together with any listing that identifies the documents provided; provided, however, that the Recipient’s legal counsel may retain one (1) copy of the Confidential Information in a secure location for purpose of identifying such Recipient’s obligations under this Agreement.

13.5              The Confidential Information disclosed by the Discloser shall remain the sole and exclusive property and asset of such Discloser and the Recipient shall acquire no ownership, right, title or interest therein by virtue of this Agreement.

13.6              Each party further understands and acknowledges that, due to the unique nature of the other party’s Confidential Information, any unauthorized disclosure of any portion of Confidential Information shall cause irreparable injury to the Discloser and that no adequate or complete remedy shall be available to the Discloser to compensate for such injury. Accordingly, each party hereby acknowledges that the Discloser shall be entitle to injunctive relief in the event of such unauthorized disclosure by the Recipient or any of its agents or employees, in addition to whatever other remedies the Discloser might have at law or in equity.

14.                               INTELLECTUAL PROPERTY RIGHTS

14.1              Biocon acknowledges that Optimer Controls Intellectual Property Rights in the Compound and the Drug Product and undertakes not to use such intellectual property for any purpose whatsoever except to the extent necessary to supply Product to Optimer or its designee under this Agreement. Optimer hereby licenses to Biocon during the Term on a fully paid-up, non-exclusive, non-sublicensable and royalty free basis, all Intellectual Property Rights in the Compound and the Drug Product Controlled by Optimer to the extent necessary to manufacture and supply Product to Optimer pursuant to this Agreement.

14.2              Optimer acknowledges that Biocon Controls certain Intellectual Property Rights or has proprietary know-how in the technology or manufacturing process of API and Optimer undertakes not to use such Intellectual Property Rights or proprietary know-how except as contemplated under this Agreement and/or necessary for obtaining Regulatory Authorizations for the Product or a Drug Product. Biocon herby licenses to Optimer on a fully paid-up and royalty free basis, all Intellectual Property Rights in the technology or manufacturing process of the Product Controlled by Biocon to the extent necessary to obtain Regulatory Authorizations for the Product or a Drug Product and to make full use in accordance with this Agreement of any Product supplied by Biocon under this Agreement.

14.3              The parties agree that Optimer shall be the sole and exclusive owner of all right, title and interest in and to any NDA filed with the FDA and the other Regulatory Authorities outside of the United States, and that Optimer shall be the sole and exclusive owner of any Regulatory Approvals related to the Product or a Drug Product.

14.4              Each party shall notify the other as soon as practicable after becoming aware of any infringement, suspected infringement or alleged infringement of (a) any Intellectual Property Rights of any third party caused by activities conducted by such party under this Agreement and (b) the other party’s Intellectual Property Rights related to this Agreement or the Product by a third party.

14.5              All trademarks, trade names, copyrights, trade secrets, patents or other proprietary rights currently owned by a party, or which such party shall own in the future, in connection with the Compound, Product or Drug Product, shall and shall continue to be owned by such party, and, except as explicitly set forth in this Agreement, the other party shall not acquire or be deemed to acquire any such rights solely by virtue of this Agreement and the parties’ relationship hereunder.

14.6              All Intellectual Property Rights (a) generated by Biocon in connection with Biocon’s scale-up, Initial Activities and other activities related to Product, and (b) generated in the performance of work conducted under or contemplated by this Agreement by Biocon or Biocon’s employees, agents, consultants, subcontractors or other representatives, either solely or jointly with employees, agents, consultants or other representatives of Optimer, including all patent and other intellectual property rights therein (collectively, Optimer Intellectual Property), will be owned solely by Optimer; provided, however, that Optimer Intellectual Property shall not include Biocon Inventions (defined below).  At Optimer’s request and expense, Biocon will provide Optimer with reasonable assistance to perfect Optimer’s ownership interest in Optimer Intellectual Property and in obtaining, securing and maintaining patents and other intellectual property rights therein.  Biocon shall and shall cause all its employees, agents, consultants and subcontractors to sign and deliver to Optimer all writings and do all such things as may be necessary or appropriate to vest in Optimer all right, title and interest in and to such Optimer Intellectual Property.  Biocon will promptly disclose to Optimer any Intellectual Property Rights arising under this Agreement.  Optimer may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Optimer Intellectual Property.  Upon the request of Optimer, and at the sole expense of Optimer, Biocon will assist Optimer in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable Optimer to file and prosecute such patent applications in any country.

14.7              As used in this Agreement, Biocon Inventions means any and all Intellectual Property Rights conceived or made by, or generated in the performance of work conducted under this Agreement by, Biocon or Biocon’s employees, agents, consultants, subcontractors or other representatives that relate to general processes of manufacturing, packaging or analyzing pharmaceutical products, including any API, and not such processes that relate specifically to the Compound or Product.  Biocon hereby grants to Optimer a fully-paid, sub licensable, non-exclusive license under Biocon Inventions in so far as such inventions are useful for the research, development or commercialization the Compound, Product or Drug Product, and solely for the research, development and commercialization of the Compound, Product or Drug Product within the Territory.

15.                               TERM AND TERMINATION

15.1              The terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Optimer or Biocon that is inconsistent with these terms and conditions, unless it is mutually agreed between the parties hereto in writing.

15.2              Unless terminated earlier pursuant to the following provisions, the term of this Agreement shall commence on date hereof and shall continue for a period of seven and a half  (7.5) years from the Approval Date. Thereafter, the Agreement may be renewed for such further period upon such terms and conditions as the parties may mutually agree. Both parties shall negotiate any such renewal [***] prior to expiration of this Agreement.

15.3              Unless otherwise agreed to by the parties, this Agreement shall automatically terminate in the event Optimer does not obtain a Marketing Authorization for a Drug Product in the Territory on or before December 31, 2013.

15.4              Either party may terminate this Agreement without cause by giving at least two (2) years and six (6) months advance notice (Elective Termination Notice) to the other party, which Elective Termination Notice may not be given prior to the fifth (5th) anniversary of the Effective Date but may be given at any time thereafter. Optimer may also terminate this Agreement without cause and without prior notice provided that if it terminates the Agreement without cause and without prior notice, the provision of section 16.3 shall apply.

15.5              Optimer may terminate this Agreement for cause and without advance notice to Biocon:

(a)           if, for any two calendar quarters during any continuous four calendar quarter period, Biocon is unable to supply the Binding Forecast volume of Product in accordance with this Agreement, provided that each such Binding Forecast volume of Product was no more than (i) [***] per quarter, and (ii) [***] of the previous Non-Binding Forecast for such quarter, and such Binding Forecast volume of Product does not result in the total supply required exceeding [***] in the relevant four calendar quarter period;

(b)           if there is a recall for which Biocon is obligated to reimburse Optimer pursuant to section 8.7 above;

(c)           if Optimer has previously notified Biocon in writing of a material breach of Biocon’s obligations under this Agreement and Biocon has not cured such breach within sixty (60) days of such notice;

(d)           pursuant to sections 11.5 or 11.6; or

(e)           if Biocon is subject to any Insolvency Proceedings.

15.6              Biocon may terminate this Agreement for cause and without advance notice to Optimer:

(a)           if Biocon has previously notified Optimer in writing of a material breach of Optimer’s obligations under the Agreement and Optimer has not cured such breach within sixty (60) days of such notice;

(b)           if Optimer is subject to any Insolvency Proceedings; or

(c) if for any two calendar quarters during any continuous four calendar quarter period, Optimer does not submit Purchase Orders covering at least the amount of Product set forth in its Binding Forecast for each such quarter; provided that Biocon notified Optimer in writing of the failure in the first of two such calendar quarters.

15.7              In the event of termination or expiration of this Agreement, Biocon shall provide reasonable assistance to Optimer or its designee (at Optimer’s expense if the termination is by Optimer other than pursuant to section 15.5 or is by Biocon pursuant to section 15.6, or at Biocon’s expense if the termination is by Biocon other than pursuant to section 15.6 or is by Optimer pursuant to section 15.5) to implement the transfer of manufacturing responsibility and process for the Product to another manufacturer, provided that Biocon shall not be required to transfer, license or disclose any of Biocon’s Intellectual Property Rights to a third party.

16.                               CONSEQUENCES OF TERMINATION

16.1              In the event either party notifies the other that it intends to terminate this Agreement (including through an Elective Termination Notice), Biocon shall immediately stop incurring further costs related to any on-going Initial Activities.

16.2              In the event of termination of this Agreement pursuant to section 15.3:

(a)           Optimer shall reimburse Biocon for reasonable and documented expenses incurred by Biocon until date of termination for each of the Initial Activities including but not limited to expenses incurred for the installation of [***] Equipment at Park and purchase of raw material for the Validation and/or initial manufacture of Product, provided that such reimbursement shall not exceed  [***] including any sums previously paid to Biocon pursuant to section 3 or prior to the Effective Date for such activities; and

(b)           Biocon will pay Optimer the cost price of the [***] Equipment after depreciation using straight line over 10 years through the date of termination and Biocon shall not be obligated to refund the Dedication Fee to Optimer.

16.3              If Optimer terminates this Agreement without notice and without cause (except by issuing an Elective Termination Notice) in accordance with section 15.4:

(a)           Optimer shall pay and be liable to pay Biocon a fee equal to [***] of the sum of:

(i)            the total purchase price of Product that Biocon would have received if Optimer had purchased the amount of Product set forth in the most recent Binding and Non-Binding Forecasts covering the two (2) calendar quarters subsequent to the calendar quarter in which such termination occurred; and

(ii)           the total purchase price of Product that Biocon would have received if Optimer had purchased four (4) additional quarters of Product, using an estimated quarterly amount of Product equal to the average amount of Product per quarter actually ordered from Biocon and delivered in all quarters prior to such termination (excluding the lowest and highest quarters during such period);

(b)           The foregoing notwithstanding, the amount set forth in this section 16.3(a) shall not exceed [***]; and

(c)           The foregoing notwithstanding, Biocon shall be under no obligation to refund the Dedication Fee to Optimer.

16.4              If Biocon terminates this Agreement without cause, other than by issuing an Elective Termination Notice in accordance with section 15.4, or if Optimer terminates this Agreement for cause pursuant to section 15.5, Biocon shall compensate Optimer the cost amount necessary to procure the Product from a third party supplier and Biocon shall also compensate Optimer for any cost differences between Biocon and the third party supplier for a period of up to six (6) quarters or the remaining term of the Agreement, whichever is shorter.  Biocon shall also refund a pro rata portion of the Dedication Fee to Optimer for the remaining term of the Agreement had the Agreement not been so terminated, and which pro rata portion shall be calculated on the basis of the Dedication Fee being paid for a period of seven and a half  (7.5 years) years from the Approval Date. However, in any event, the aggregate amount payable by Biocon for early termination under this section will not exceed [***].

16.5              No termination shall have any effect on any rights or amounts due which accrued prior to the effective date of such termination.

16.6              Upon any termination of this Agreement, each party shall immediately discontinue use of any Confidential Information provided by the other and cause all Confidential Information of the other that is in its possession to be returned to the Discloser within thirty (30) calendar days of the date of the notice of termination. The foregoing sentence notwithstanding, each party shall be entitled to retain one copy of the other party’s Confidential Information for purposes of record keeping.

16.7        For a period of [***] following any termination of this Agreement, without Optimer’s prior written consent, Biocon shall not, perform manufacturing services for a third party involving the manufacture of any product containing the Compound or salts, hydrates, solvates, polymorphs, metabolites, prodrugs or analogs thereof, or otherwise enable a third party or an Affiliate to manufacture the same. The provisions of section 1 (definitions), section 2 (interpretation and construction), section 8 (inspection and recalls) and sections 12 through 21, together with any schedules referred to in such sections, shall survive any expiry or termination of this Agreement.

17.                               NON-SOLICITATION

17.1              Subject to applicable law relating to the validity of such restrictive covenants, neither party shall knowingly solicit, directly or indirectly (except by way of general solicitation to the public), for employment, or otherwise knowingly employ, engage or contract in a position related to or connected with pharmaceutical products, from the date of this Agreement and until the expiration of six (6) months after the termination or conclusion of this Agreement, any person who is employed or contracted by the other party.

17.2              In the event of a breach of the foregoing covenants which results in the hiring of the other party’s employee, the party in default shall be required to pay the non-defaulting party as fair and reasonable liquidated damages, a sum equivalent to the higher of one (1) year’s gross annual salary for the employee in question that is (i) being paid by the non-defaulting party or (ii) agreed to be paid by the defaulting party.

18.                               FORCE MAJEURE

18.1              If a Force Majeure Event occurs, the party whose performance of its obligations under this Agreement is prevented by such Force Majeure Event shall be excused from such performance only to the extent and for the time prevented.

18.2              When such party is able to resume performance of its obligations, it shall immediately give the other party written notice to that effect and shall resume performance no later than two (2) business days after the notice is delivered.

18.3              The relief offered by this section 18 is the exclusive remedy available to a party with respect to a Force Majeure Event.

19.                               GOVERNING LAW AND ARBITRATION

19.1              The laws of England and Wales (without giving effect to their conflict of laws principles) govern all matters arising out of or relating to this Agreement (including, without limitation, its interpretation, construction, performance, and enforcement).

19.2              The parties shall endeavor to resolve amicably disputes or differences, if any, arising out of or in connection with this Agreement through mutual discussions and negotiations between senior executives of Biocon and Optimer. All disputes arising out of or in connection with this Agreement, that cannot be resolved within thirty (30) days of commencing such negotiations, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (Rules) by one arbitrator appointed in accordance with said Rules. The venue for the arbitration shall be London, United Kingdom.  The proceedings shall be conducted in English.

19.3              The arbitral award shall be final, conclusive and binding on the parties and may be enforced in any court of competent jurisdiction.

20.                               NOTICE

20.1              Any notice or other communication given or required to be given under or pursuant to this Agreement shall be in writing and shall be sent by recognized electronic mail, recognized courier or facsimile, provided that where such notice is sent by electronic mail or facsimile, a confirmation copy shall be sent by recognized courier within two (2) working days of the transmission by electronic mail or facsimile at the following address of the receiving party, or at such other address as may be notified by the receiving party to the other in writing, provided such change of address has been notified at least ten (10) days prior to the date on which such notice has been given pursuant to this Agreement.

If to Biocon:

Attention:      Murali Krishnan

Rakesh Bamzai

Legal Department

Biocon Limited, 20 KM, Hosur Road, Electronics City P.O, Bangalore 560 100, India

Facsimile: 91-80-2852-3423

If to Optimer:

Attention: Chief Executive Officer

Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, U.S.A

Facsimile: 858-909-0737

21.                               MISCELLANEOUS

21.1              Neither this Agreement nor its performance shall be assigned or delegated by either party to a third party without the prior written consent of the other party, except that such consent shall not be required in connection with any assignment or delegation by either party to any Affiliate or subsidiary of such party, to the acquirer of such party through merger, sale of stock or otherwise, to the acquirer of all or substantially all of such party’s business or assets to which this

Agreement relates or to an exclusive or co-exclusive licensee of all or substantially all of such party’s Intellectual Property Rights to which this Agreement relates.  Any purported assignment of rights in violation of or contrary to this section 21.1 is and shall be deemed to be void.

21.2              No provision of this Agreement may be waived, except in writing by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the parties shall operate as a waiver of any right, remedy or condition. A waiver provided in writing on one occasion is effective only in that instance and only for the purpose for which it is given.

21.3              The rights and remedies set forth in this Agreement are the parties’ exclusive rights and remedies, and, except as otherwise expressly provided in this Agreement, neither party has, or will have in the future, any other rights or remedies.

21.4              If any provision of this Agreement should be or become entirely or partly invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. The invalid or unenforceable provision, as the case may be, shall be regarded as replaced by such valid and enforceable provision that as closely as possible reflects the economic purpose that the parties hereto had pursued with the invalid or unenforceable provision.

21.5              Nothing in this Agreement shall, or shall be deemed to constitute a partnership, joint venture or similar arrangement between the parties or to constitute either party as the agent or trustee of the other party for any purpose.

21.6              Each party shall bear its own costs and expenses in connection with the preparation, execution and delivery of this Agreement.

21.7              No amendment of this Agreement shall be effective unless it is in writing and duly executed by all parties to this Agreement.

21.8              This Agreement, including the preamble and schedules and the documents referred to in this Agreement contain all the promises, agreements, conditions and understandings between and among the parties with respect to the subject matter of this Agreement, and supersede all prior or contemporaneous promises, agreements, conditions and understandings, whether oral or written, with respect to such subject matter, including that certain Letter of Intent, dated January 9, 2009, between the parties.  For purposes of clarification, the parties hereby agree that upon the Effective Date, that certain Supply Agreement, dated August 29, 2005, between Biocon and Optimer (as assignee of Par Pharmaceutical, Inc.) shall be deemed mutually terminated by the parties pursuant to section 8.2 thereof.

21.9              The remedies expressly provided in this Agreement are exhaustive and shall not be cumulative to any other remedies that may otherwise be available to the parties.

21.10           No provision of this Agreement shall be construed against any party on the ground that it or its counsel drafted that provision.

[Signature Page Follows]

INTENDING TO BE BOUND, the Parties have caused their authorized representatives to sign and execute this Agreement on their behalf on the day and year first above written.

/S/ ARUN CHANDAVARKAR	/S/ PEDRO LICHTINGER

FOR BIOCON LIMITED	FOR OPTIMER PHARMACEUTICALS, INC.

SCHEDULE 1.19

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SCHEDULE 6.3

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SCHEDULE 9.1

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SCHEDULE 9.5

FIRST ADJUSTMENT:

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SECOND ADJUSTMENT:

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SCHEDULE 9.6

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